Exhibit 15.1
November 4, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
We are aware that Monster Worldwide, Inc. has incorporated by reference in its previously filed open Registration Statements on Form S-8 (Nos. 333-81843, 333-63631, 333-50699, 333-18937, 333-131899 and 333-151430) its Form 10-Q for the quarter ended September 30, 2008, which includes our report dated October 30, 2008 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the “Act”), that report is not considered part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to October 30, 2008.
/s/ BDO SEIDMAN, LLP
New York, New York